Exhibit 99.1

Simplicity Esports and Gaming Company Announces Commencement of Franchise Strategy and Acceleration of Esports Center Openings

New York, NY – March 28, 2019 – Simplicity Esports and Gaming Company (OTCQB: WINR) (the “Company”), announced it has identified locations for its first five corporate owned retail Esports Gaming Centers. The five locations are throughout Florida, with the first in Boca Raton expected to have its grand opening in April 2019. These 5 locations will represent approximately 9,000 square feet of gaming space and over 150 gaming stations. The Gaming Centers will feature cutting edge technology including high performance PCs, as well as multiple gaming consoles to create a dynamic customer experience. Jed Kaplan, CEO, stated, “I am excited to announce the opening of our first Esports Gaming Center and the locations of our next four. Our goal is to open 15 locations by year end and a total of 50 nationwide in the next 24 months. Additionally, we offer attractive opportunities for advertisers and sponsors to connect with our audience via our digital and physical real estate.”

As a result of numerous inquiries and requests for franchising opportunities, the Company has commenced the rollout of its Franchise Partner Program. Franchising will further expand the Company’s geographic footprint, while promoting the Simplicity brand. For further information regarding the franchise partner program contact the Company at the email address below.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (OTCQB: WINR), Simplicity is an established brand in the Esports industry with an engaged fan base competing in popular games across different genres, including PUBG, Gears of War, Smite, Guns of Boom, and multiple EA Sports titles. Additionally, the Simplicity stream team encompasses a unique group of casters, influencers, and personalities all of whom connect to Simplicity’s dedicated fan base. Simplicity also operates Esports Gaming Centers providing the public an opportunity to experience and enjoy gaming and Esports in a social setting, regardless of skill or experience.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s definitive proxy statement filed with the SEC on September 19, 2018, as amended. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Simplicity Esports and Gaming Company

Roman Franklin

Roman@SimplicityEsports.com

855-345-9467